Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-04171, 333-58024, 333‑90462, 333-90464, 333-115654, 333-115653, 333-04167, 333-175239, and 333-198256 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of ICU Medical, Inc. and subsidiaries, and the effectiveness of ICU Medical, Inc. and subsidiaries' internal control over financial reporting dated March 1, 2017, appearing in this Annual Report on Form 10-K of ICU Medical, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Costa Mesa, California
March 1, 2017